Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	November 2, 2017

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports Third-Quarter 2017 Financial Results
Reaffirms Stated Goal to Increase Annual Cash Distributions by 8% for 2017 and 2018
TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $198.5 million for third quarter 2017 compared to $194.6 million for third quarter 2016. The 2017 results include an $18.5 million gain related to the sale of an inactive terminal along the partnership’s refined products pipeline system.
Distributable cash flow (DCF), a non-generally accepted accounting principles (non-GAAP) financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $235.2 million for third quarter 2017 compared to $243.9 million for third quarter 2016.
Diluted net income per limited partner unit was 87 cents in third quarter 2017 and 85 cents in third quarter 2016. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-GAAP financial measure, was 97 cents for third quarter 2017, or 89 cents excluding the 8-cent favorable impact of the gain on asset sale. These results were similar to the 90-cent guidance provided by management in early August as better-than-expected financial results from the partnership’s operations mainly overcame the 4-cent negative impact of Hurricane Harvey.
During the third quarter of 2017, Hurricane Harvey hit the Texas Gulf Coast, disrupting the partnership’s operations located in the Houston and Corpus Christi areas for a limited time. No significant asset damage occurred, and the impacted facilities are now operational. Magellan currently estimates the total negative DCF impact of Hurricane Harvey to be approximately $20 million, net of expected insurance reimbursements. Of the total, approximately $10 million reduced third-quarter DCF ($8 million of which negatively impacted third-quarter net income) with the remainder associated with clean-up and repair activities to be completed in future periods.
“Magellan generated financial results during the third quarter of 2017 that were consistent with our expectations despite Hurricane Harvey, which negatively impacted the operations of each of our business segments for a period of time,” said Michael Mears, chief executive officer. “Magellan’s employees stepped up to the challenge and worked together as a true enterprise-wide team to safely resume operations as soon as possible while doing our best to limit the impact to our customers and the markets we serve. Further, the third quarter of 2017 was also notable because we launched three new large-scale construction projects for fee-based refined products and crude oil pipeline and storage assets that increased our expansion capital spending by $600 million, helping to solidify Magellan’s future growth.”
An analysis by segment comparing third quarter 2017 to third quarter 2016 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:
Refined products. Refined products operating margin was $173.8 million, a decrease of $10.0 million. Transportation and terminals revenue increased $21.7 million between periods primarily due to operating results from the partnership’s Little Rock pipeline that commenced commercial operations in July 2016 as well as 4% higher shipments on other segments of the partnership’s pipeline system driven by stronger demand for refined products in large part due to higher distillate demand in crude oil production regions. Additionally, the current period benefited from a one-time customer payment associated with a dispute settlement and higher storage and other ancillary service fees along Magellan’s refined products pipeline system.
Operating expenses increased $23.1 million primarily due to less favorable product overages (which reduce operating expenses), higher asset integrity spending related to the timing of maintenance work and higher environmental accruals for historical remediation sites.
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) decreased $8.3 million between periods due in part to the recognition of more unrealized losses on open futures contracts used to economically hedge the partnership’s commodity-related activities. Details of these MTM commodity-related and other inventory adjustments can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership’s cash product margin, which reflects only transactions that settled during the quarter, also declined between periods due to higher butane costs, resulting in compressed butane blending margins.
Crude oil. Crude oil operating margin was $115.8 million, an increase of $17.0 million and a quarterly record for this segment. Transportation and terminals revenue increased $16.2 million primarily due to contributions from the partnership’s recently-constructed condensate splitter in Corpus Christi that began commercial operations in June 2017. Magellan also benefited from higher volumes on its Longhorn pipeline as the 2016 period was negatively impacted by shippers utilizing historical credits (earned by shipping in excess of their minimum commitments in the past) that were set to expire in the third quarter of 2016.
Earnings of non-controlled entities increased $13.1 million primarily due to higher earnings from BridgeTex Pipeline Company, LLC, which is owned 50% by Magellan. The higher BridgeTex earnings were mainly attributable to incremental spot shipments in the current period and additional volume from BridgeTex’s new Eaglebine origin that began service in second quarter 2017. The partnership also benefited from higher earnings from Saddlehorn Pipeline Company, LLC, which is owned 40% by Magellan and began operations in Sept. 2016.
Operating expenses increased $6.6 million primarily due to higher costs associated with the partnership’s new condensate splitter that began commercial operations in June 2017 and higher power costs for pipeline movements. Product margin decreased $4.9 million due to transportation charges Magellan paid to BridgeTex in connection with crude oil marketing activities in the current period. Overall, Magellan benefits from this crude oil marketing activity as it receives earnings contributions from BridgeTex as a result of higher volumes as described above.
Marine storage. Marine storage operating margin was $25.9 million, a decrease of $7.4 million. Revenue decreased $3.7 million primarily due to the impact of Hurricane Harvey, which resulted in less ancillary fees reflecting decreased customer activities and lower storage fees due to delayed maintenance projects and some tank damage in third quarter 2017. Operating expenses increased slightly due to higher environmental remediation accruals and clean-up costs related to Hurricane Harvey, and product margin declined due to the sale of less product overages inventory in the current period.
Other items. Depreciation and amortization increased due to recent expansion capital expenditures, and G&A expense increased because of higher prospecting costs for potential expansion projects. Other expense was unfavorable between periods primarily due to the 2016 period benefiting from a break-up fee related to a potential acquisition. As previously mentioned, the 2017 results also include an $18.5 million gain associated with the sale of an inactive terminal along the partnership’s refined products pipeline system.
Net interest expense increased as a result of additional borrowings to finance expansion capital spending and lower interest capitalized for construction projects in the current period. As of Sept. 30, 2017, the partnership had $4.3 billion of debt outstanding, including $269.0 million outstanding under its commercial paper program. During Oct. 2017, Magellan issued $500 million of 4.2% notes due 2047 to repay borrowings outstanding under its commercial paper program and to fund future expansion capital needs.

Expansion capital projects
Magellan remains focused on expansion opportunities and continues to identify new opportunities for future growth. Based on the progress of expansion projects already underway, the partnership expects to spend $600 million in 2017, $800 million in 2018 and $350 million in 2019 to complete its current slate of construction projects. These spending estimates include the partnership’s recently announced projects to expand its Pasadena, Texas marine storage terminal, to build a crude oil and condensate pipeline from the Delaware Basin to the origin of the Longhorn pipeline in Crane, Texas and to expand Magellan’s refined products pipeline system in Texas. Further, these spending estimates include the construction of an incremental 1.5 million barrels of crude oil storage in Cushing, Oklahoma and Corpus Christi on a combined basis, which is supported by customer commitments.
The Cheyenne extension of the Saddlehorn pipeline commenced operations in early October, and the new connection of Magellan’s Little Rock pipeline segment to a third-party pipeline is now complete, providing customers the option to ultimately transport refined products to the greater Memphis, Tennessee market.
Magellan continues to make significant progress on its other construction projects. The new 24-inch diameter crude oil pipeline being constructed from the partnership’s East Houston terminal to Holland Avenue is now expected to be operational in early 2018 to help facilitate incremental crude oil shipments within the Houston and Texas City region. The expansion of the Seabrook Logistics joint venture, which includes the addition of 1.7 million barrels of storage and connectivity to Magellan’s Houston crude oil distribution system, remains on target for a mid-2018 start-up.
Magellan also continues to evaluate well in excess of $500 million of potential organic growth projects in earlier stages of development as well as acquisition opportunities, all of which have been excluded from the partnership’s spending estimates at this time. Active discussions with potential customers continue to further develop the partnership’s new Pasadena marine terminal, to construct a crude oil and condensate pipeline from the Permian Basin to Corpus Christi and to develop other infrastructure investments in West Texas, among many other potential opportunities under consideration.

Financial guidance for 2017
Management reaffirms its annual DCF guidance of $1.02 billion for 2017, representing a record year for Magellan and 1.25 times the amount needed to pay projected cash distributions for 2017. Management remains committed to its goal of increasing annual cash distributions by 8% for both 2017 and 2018 while maintaining distribution coverage of 1.2 times each year.
Including actual results so far this year, net income per limited partner unit is estimated to be $3.92 for 2017, which results in fourth-quarter guidance of $1.15. Guidance excludes future MTM adjustments on the partnership’s commodity-related activities.
Consistent with its historical approach, management plans to provide more specific details related to 2018 guidance early next year in conjunction with reporting year-end 2017 financial results.

Earnings call details
An analyst call with management to discuss third-quarter financial results, outlook for the remainder of 2017 and the status of significant expansion projects is scheduled today at 1:30 p.m. Eastern. To join the conference call, dial (866) 564-2842 and provide code 2203241. Investors also may listen to the call via the partnership’s website at www.magellanlp.com/investors/webcasts.aspx.
Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Nov. 8. To access the replay, dial (888) 203-1112 and provide code 2203241. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments and the gain associated with the asset sale, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of an entity.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses exchange-traded futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these futures contracts do not qualify for hedge accounting treatment. However, because these futures contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store approximately 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
###
Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Forward-looking statements can be identified by words such as: plan, goal, guidance, believe, estimate, expect, projected, future, may, will and similar references to future periods. Although management of Magellan Midstream Partners, L.P. believes such statements are based on reasonable assumptions, actual outcomes may be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects and to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation, storage, blending or processing of those commodities through its existing or planned facilities; (3) changes in the partnership’s tariff rates or other terms imposed by state or federal regulatory agencies; (4) shut-downs or cutbacks at refineries or other businesses that use or supply the partnership’s services; (5) changes in the throughput or interruption in service on pipelines or other facilities owned and operated by third parties and connected to the partnership’s terminals, pipelines or other facilities; (6) the occurrence of operational hazards or unforeseen interruptions; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or the partnership becoming subject to significant forms of other taxation; (8) an increase in the competition the partnership’s operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2016 and subsequent reports on Forms 8-K and 10-Q. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the heading “Risk Factors.” Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances learned of or occurring after today's date.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2017	2016	2017
Transportation and terminals revenue	$413,433	$446,935	$1,175,748	$1,272,845
Product sales revenue	133,356	121,010	403,607	548,634
Affiliate management fee revenue	4,993	4,903	11,140	12,883
Total revenue	551,782	572,848	1,590,495	1,834,362
Costs and expenses:
Operating	134,915	165,368	392,011	442,254
Cost of product sales	118,242	121,819	327,530	440,670
Depreciation and amortization	47,081	49,909	134,137	146,103
General and administrative	35,584	37,202	110,814	120,876
Total costs and expenses	335,822	374,298	964,492	1,149,903
Earnings of non-controlled entities	18,576	31,151	51,543	78,173
Operating profit	234,536	229,701	677,546	762,632
Interest expense	50,163	51,895	142,573	154,653
Interest income	(302)	(240)	(1,067)	(788)
Interest capitalized	(7,877)	(3,424)	(21,143)	(10,804)
Gain on sale of asset	—	(18,505)	—	(18,505)
Gain on exchange of interest in non-controlled entity	—	—	(28,144)	—
Other (income) expense	(2,737)	549	(6,447)	3,762
Income before provision for income taxes	195,289	199,426	591,774	634,314
Provision for income taxes	738	926	2,294	2,678
Net income	$194,551	$198,500	$589,480	$631,636

Basic net income per limited partner unit	$0.85	$0.87	$2.59	$2.77

Diluted net income per limited partner unit	$0.85	$0.87	$2.59	$2.77

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	227,960	228,199	227,913	228,167

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	227,999	228,260	227,947	228,222

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2017	2016	2017
Refined products:
Transportation revenue per barrel shipped	$1.503	$1.521	$1.451	$1.489
Volume shipped (million barrels):
Gasoline	72.7	75.8	204.9	218.7
Distillates	37.3	41.0	110.0	119.6
Aviation fuel	7.2	6.7	19.6	20.2
Liquefied petroleum gases	4.1	3.9	9.9	9.6
Total volume shipped	121.3	127.4	344.4	368.1

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped	$1.189	$1.332	$1.325	$1.412
Volume shipped (million barrels)	50.7	48.4	139.5	137.0
Crude oil terminal average utilization (million barrels per month)	14.8	14.9	14.7	15.5
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels)(1)	20.6	25.7	58.7	66.4
Saddlehorn - volume shipped (million barrels)(2)	1.2	4.4	1.2	12.1

Marine storage:
Marine terminal average utilization (million barrels per month)	24.3	22.5	23.6	23.4

(1) These volumes reflect the total shipments for the BridgeTex pipeline, which is owned 50% by Magellan.
(2) These volumes reflect the total shipments for the Saddlehorn pipeline, which is owned 40% by Magellan and began operations in September 2016.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2017	2016	2017
Refined products:
Transportation and terminals revenue	$267,339	$289,030	$739,931	$808,818
Affiliate management fee revenue	218	353	422	1,035
Losses of non-controlled entities	(272)	(700)	(352)	(167)
Less: Operating expenses	95,535	118,665	279,822	312,911
Transportation and terminals margin	171,750	170,018	460,179	496,775

Product sales revenue(1)	105,834	107,175	372,061	509,068
Less: Cost of product sales(1)	93,761	103,391	300,009	396,292
Product margin	12,073	3,784	72,052	112,776
Operating margin	$183,823	$173,802	$532,231	$609,551

Crude oil:
Transportation and terminals revenue	$100,113	$116,305	$303,181	$329,813
Affiliate management fee revenue	4,416	3,703	9,686	10,311
Earnings of non-controlled entities	18,180	31,244	49,870	76,388
Less: Operating expenses	24,547	31,163	66,228	89,991
Transportation and terminals margin	98,162	120,089	296,509	326,521

Product sales revenue(1)	24,750	12,370	26,465	34,876
Less: Cost of product sales(1)	24,108	16,630	26,469	37,814
Product margin	642	(4,260)	(4)	(2,938)
Operating margin	$98,804	$115,829	$296,505	$323,583

Marine storage:
Transportation and terminals revenue	$46,182	$42,501	$132,837	$136,702
Affiliate management fee revenue	359	847	1,032	1,537
Earnings of non-controlled entities	668	607	2,025	1,952
Less: Operating expenses	16,325	17,723	49,808	45,753
Transportation and terminals margin	30,884	26,232	86,086	94,438

Product sales revenue(1)	2,772	1,465	5,081	4,690
Less: Cost of product sales(1)	373	1,798	1,052	6,564
Product margin	2,399	(333)	4,029	(1,874)
Operating margin	$33,283	$25,899	$90,115	$92,564

Segment operating margin	$315,910	$315,530	$918,851	$1,025,698
Add: Allocated corporate depreciation costs	1,291	1,282	3,646	3,913
Total operating margin	317,201	316,812	922,497	1,029,611
Less:
Depreciation and amortization expense	47,081	49,909	134,137	146,103
General and administrative expense	35,584	37,202	110,814	120,876
Total operating profit	$234,536	$229,701	$677,546	$762,632

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

(1) Includes gains and losses on related exchange-traded futures contracts.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING COMMODITY-RELATED ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	September 30, 2017
	Net Income	Basic Net Income Per Limited Partner Unit	Diluted Net Income Per Limited Partner Unit
As reported	$198,500	$0.87	$0.87
Unrealized derivative (gains) losses associated with future physical product sales	16,797	0.07	0.07
Inventory valuation adjustments associated with future physical product transactions	6,728	0.03	0.03
Excluding commodity-related adjustments*	$222,025	$0.97	$0.97

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	228,199
Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	228,260

* Please see Distributable Cash Flow Reconciliation to Net Income for further descriptions of commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		2017
	2016	2017	2016	2017	Guidance

Net income	$194,551	$198,500	$589,480	$631,636	$895,000
Interest expense, net	41,984	48,231	120,363	143,061	194,000
Depreciation and amortization	47,081	49,909	134,137	146,103	198,000
Equity-based incentive compensation(1)	4,677	3,466	360	308	4,000
Loss on sale and retirement of assets	2,134	2,250	5,397	7,581	12,000
Gain on sale of asset(2)	—	(18,505)	—	(18,505)	(18,000)
Gain on exchange of interest in non-controlled entity(3)	—	—	(28,144)	—	—
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future product transactions(5)	12,272	16,797	10,071	13,518
Derivative gains (losses) recognized in previous periods associated with product sales completed in the period(5)	5,871	4,033	38,642	(25,493)
Inventory valuation adjustments(6)	(1,083)	(875)	(2,798)	4,048
Total commodity-related adjustments	17,060	19,955	45,915	(7,927)	(13,000)
Cash distributions received from non-controlled entities in excess of earnings	2,948	8,635	3,003	19,519	30,000
Other(4)	1,315	849	3,891	3,749	4,000
Adjusted EBITDA	311,750	313,290	874,402	925,525	1,306,000
Interest expense, net, excluding debt issuance cost amortization	(41,171)	(47,403)	(118,029)	(140,579)	(191,000)
Maintenance capital(7)	(26,657)	(30,737)	(86,103)	(71,832)	(95,000)
Distributable cash flow	$243,922	$235,150	$670,270	$713,114	$1,020,000

(1)
Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation plan with the issuance of limited partner units, expenses related to this plan generally are deemed non-cash and added back for DCF purposes. Total equity-based incentive compensation expense for the nine months ended September 30, 2016 and 2017 was $14.7 million and $14.2 million, respectively. However, the figures above include adjustments of $14.4 million and $13.9 million in 2016 and 2017, respectively, for cash payments associated with its equity-based incentive compensation plan, which primarily include tax withholdings.

(2)
In September 2017, the partnership recognized an $18.5 million gain in connection with the sale of an inactive terminal along the partnership's refined products pipeline system, which has been deducted from the calculation of DCF because it is not related to the partnership's ongoing operations.

(3)
In February 2016, the partnership transferred its 50% membership interest in Osage Pipe Line Company, LLC ("Osage") to an affiliate of HollyFrontier Corporation ("HFC"). In conjunction with this transaction, the partnership entered into several commercial agreements with affiliates of HFC, which were recorded as intangible assets and other receivables in its consolidated balance sheets.  The partnership recorded a $28.1 million non-cash gain in relation to this transaction.

(4)
In conjunction with the February 2016 Osage transaction, HFC agreed to make certain payments to the partnership until HFC completes a connection to the partnership's El Paso terminal. These payments replace distributions the partnership would have received had the Osage transaction not occurred and are, therefore, included in the partnership's calculation of DCF.

(5)
Certain derivatives the partnership uses as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in earnings. In addition, the partnership has designated certain derivatives used to hedge its crude oil tank bottoms as fair value hedges, and the change in the differential between the current spot price and forward price on these hedges is recognized currently in earnings. The partnership excludes the net impact of both of these adjustments from its determination of DCF until the hedged products are physically sold. In the period in which these products are physically sold, the net impact of the associated hedges is included in the partnership's determination of DCF.

(6)
The partnership adjusts the amount of lower-of-cost-or-market adjustments related to inventory and firm purchase commitments and valuations of short positions recognized each period as these are non-cash items. In subsequent periods when the partnership physically sells or purchases the related products, it adjusts DCF for the valuation adjustments previously recognized.

(7)
Maintenance capital expenditure projects maintain the partnership's existing assets and do not generate incremental DCF (i.e. incremental returns to the partnership's unitholders). For this reason, the partnership deducts maintenance capital expenditures to determine DCF.